Volatility Shares Trust 485BPOS

Exhibit 99(d)(4)

SCHEDULE A TO SUB-ADVISORY AGREEMENT BETWEEN VOLATILITY SHARES LLC AND PENSERRA CAPITAL MANAGEMENT LLC

Schedule A

Funds

Volatility Shares S&P High Volatility Index ETF
1x Long VIX Futures K-1 Free ETF
-1x Short VIX Mid-Term Futures ETF
2x Bitcoin Strategy ETF